Exhibit 10.1

PRIVATE AND CONFIDENTIAL

March 5, 2026

Golnar Khosrowshahi

200 Varick Street Suite 801

New York, NY 10014

Re: Amended and Restated Letter of Employment

Dear Golnar:

This letter sets forth the terms and conditions of your continued employment (the “Agreement”) with Reservoir Media Management, Inc., a Delaware Corporation, and its affiliated companies including Reservoir Holdings, Inc (“Reservoir”), effective April 1, 2026 (the “Effective Date”). During the Term (as defined below), you will be employed as Chief Executive Officer (“CEO”), with duties, responsibilities and authority customary for such position. You shall report to the Board of Directors of Reservoir Media, Inc. (the “Board”). You shall also be permitted to serve on the board of directors of any affiliated companies of Reservoir and to receive compensation with respect to such service. During the Term, you shall be entitled to (A) serve on civic, charitable, educational, social welfare and religious boards and, with advance written notice to the Board, three (3) for-profit boards of directors, and (B) manage your personal and family investments, in each case, to the extent that such activities do not materially interfere with the performance of your duties and responsibilities hereunder. For the avoidance of doubt, during the Term, you shall be permitted to become engaged in or render services to the persons or entities as set forth on Exhibit A.

Reservoir shall cause you to be appointed as a member of the Board. During the Term, Reservoir shall nominate you for re-election as a member of the Board upon the expiration of your term as a director and upon the expiration of each subsequent term thereafter.

The initial Term of this Agreement shall be the three-year period commencing on April 1, 2026 (the “Effective Date”) (and such Term, the “Initial Term”). The Initial Term shall automatically be extended for successive two-year (2) year periods (together with the Initial Term, the “Term”), unless either Party hereto gives notice of non-extension of the Term to the other Party no later than one hundred and eighty (180) days prior to expiration of the then-applicable Term.

Other provisions of this Agreement are outlined below.

Compensation Package

Base Salary	US $600,000 per annum provided that the then current Base Salary shall increase by three percent (3%) on each anniversary of the Effective Date.

Performance Bonus	With respect to each fiscal year that ends during the Term, you are eligible to receive an annual cash bonus, with a target amount equal to 100% of your then current Base Salary (“Performance Bonus”), subject to your continued employment with Reservoir through the last day of the fiscal year to which the Performance Bonus relates. Your Performance Bonus will be determined by the Board based on a combination of criteria including, without limitation, achievement of company revenue targets and qualitative measurements which targets and measures shall be established and communicated to you at the start of each fiscal year. In the event Reservoir terminates your employment without Cause or you resign for Good Reason (as defined below), you will be eligible for a pro rata portion of such Performance Bonus based on the number of days you were employed with Reservoir during such fiscal year up to the date of such termination. If successfully earned, your Performance Bonus will be paid in the month of May following the end of the respective fiscal year, or as soon thereafter as may be reasonably practicable under the circumstances.

200 VARICK STREET FL 8 NEW YORK, NY 10014 (P) 212.675.0541	WWW.RESERVOIR-MEDIA.COM

Annual Equity Award

With respect to each fiscal year that ends during the Term, you are entitled to receive an Annual Equity Award equal to 100% of your Base Salary (the “Annual Equity Award”), which shall vest as described below and be paid out as soon as practicable after the end of the applicable fiscal year in which the Annual Equity Award becomes vested, subject to your continued employment through the payment date of such Annual Equity Award, except as otherwise set out herein. The Annual Equity Award will vest in full upon grant (unless you are terminated without Cause, resign for Good Reason, die or become Disabled). Reservoir acknowledges and agrees that the vesting terms and payment of the Annual Equity Award are material terms of this Agreement.

Benefits

Health Plan

You will be entitled to participate on a level commensurate with other similarly situated executives of Reservoir in all employee health benefit plans and programs offered by Reservoir from time to time on a company-wide basis to its employees, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and programs.

401(k) Plan

You shall be entitled to participate in Reservoir’s 401(k) plan on a level commensurate with other similarly situated executives of Reservoir, subject to and on a basis consistent with the terms, conditions and overall administration of such 401(k) plan.

TransitChek	You shall be entitled to participate in the TransitChek program. This program offers commuters the ability to use pre-tax deductions to pay for their commute.

Subject to applicable law, Reservoir shall retain the unilateral right to implement, amend, modify, or terminate any of the employee benefit plans or programs described above at any time without your consent.

Vacation/Time off

You shall be entitled to thirty (30) days of paid vacation per calendar year. In addition to vacation days, you will be entitled to six (6) sick days and two (2) volunteer days per calendar year. Vacation and sick/volunteer days must be taken at a time or times reasonable for each of you and Reservoir under the circumstances. Vacation time and sick days do not roll over from year to year, except upon written authorization from Reservoir. If you terminate your employment with Reservoir, or should Reservoir terminate your employment without Cause, vacation time accrued during the year of termination and remaining unused at the date of termination shall be paid to you with your final paycheck. No accrued and unused vacation time will be paid to you in the event of your termination for Cause.

200 VARICK STREET FL 8 NEW YORK, NY 10014 (P) 212.675.0541	WWW.RESERVOIR-MEDIA.COM

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Business Expenses

You shall be reimbursed monthly for any reasonable out-of-pocket business expenses subject to presentation of proper documentation as required by Reservoir’s business expense reimbursement policy. You may be required to travel periodically to Reservoir’s other offices. Any such travel will be organized and taken under the terms of Reservoir’s travel policy, provided, however, that notwithstanding anything to the contrary in such policy, you shall be permitted to travel in business class for all business travel.

Termination of Employment

Your employment hereunder may be terminated prior to the expiration of the Term by you or Reservoir, as applicable, without any breach of this Agreement only under the following circumstances: (i) death, (ii) by Reservoir due to your Disability, (iii) by Reservoir for Cause, (iv) by Reservoir without Cause, (v) by you for Good Reason, and (vi) by you without Good Reason. Any termination of your employment by Reservoir or you shall be communicated by a written notice to the other Party hereto at least thirty (30) days prior to the effective date of termination. You acknowledge and agree that upon your termination of employment, you shall be deemed terminated from any and all positions with Reservoir and its affiliates (or from any of their boards of directors), and you agree to execute any documents reasonably necessary to effectuate such termination. For the avoidance of doubt, the expiration of the Term of this Agreement or Reservoir’s election not to renew such Term shall not constitute a termination of employment by Reservoir without Cause, provided, however, that in the event your employment terminates because the Term has terminated, you will receive a pro-rata Annual Equity Award for the year of termination (with such amount based on the number of days you were employed during the year divided by 365, based on Annual Equity Award for the entire year), and such pro rata Annual Equity Award shall be awarded/paid out at the same time bonuses are paid out to similarly situated active employees (and any equity granted pursuant to the pro rata Annual Equity Award shall be fully vested). In addition, you will be paid/awarded any unpaid portion of the prior year’s Performance Bonus and Annual Equity Award. In addition, all previously awarded equity (which shall include any equity awarded pursuant to this paragraph) which has not yet vested shall become vested upon such termination. You shall also remain eligible for the Performance Bonus set forth above for the fiscal year of your termination, which shall be payable as provided above.

200 VARICK STREET FL 8 NEW YORK, NY 10014 (P) 212.675.0541	WWW.RESERVOIR-MEDIA.COM

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For purposes hereof, “Cause” shall mean any of the following as determined by Reservoir in its good faith reasonable discretion: (i) fraud, misappropriation, embezzlement or any other act of misconduct which is materially injurious to Reservoir taken as a whole; (ii) your conviction of any crime; (iii) your uncurable and material breach of this Agreement or any material Reservoir policy (including without limitation the Workplace Harassment and Discrimination Policy, Confidentiality Policy, Safe Workplace Policy, Professional Conduct Policy, and Travel and Entertainment Expense Policy); (iv) any misconduct that has or may have a materially adverse effect on Reservoir’s reputation; (v) your repeated failure, inability or neglect to perform the duties and responsibilities of your position, to perform such duties in a manner acceptable to Reservoir, or to obey a lawful directive of Reservoir; and/or (vi) a good faith determination by Reservoir that your use of drugs or alcohol is interfering with the performance of your duties. Upon a termination for Cause, you shall be entitled to your accrued but unpaid Base Salary and accrued but untaken vacation wages only. Prior to any termination for Cause, Reservoir must furnish a written notice to you generally describing the conduct that is alleged to constitute “Cause,” and for any alleged Cause under subparts (iii), (iv) or (v) above give you thirty (30) days from the date you receive such notice to cure such conduct, but only if such conduct is curable. Such notice shall not be required more than once during the Term for the same conduct.

“Good Reason” shall mean, without your consent: (i) a reduction in your Base Salary: (ii) a reduction in your Performance Bonus or Annual Equity Award opportunity: (iii) any failure by Reservoir to pay or provide any material compensation due and payable to you in connection with your employment (other than by reason of clerical error that can be and is immediately corrected); (iv) any material diminution of the duties, responsibilities, authority, positions or your title or the failure to nominate you to the board of directors; (v) Reservoir’s requiring you to be based at any location more than a thirty (30) mile[s] radius from your current work location that materially increases your commute (it being understood that temporary relocations on account of disaster or other disruption shall not constitute Good Reason as long as you are permitted to work remotely): or (vi) any material breach by Reservoir of any material term or provision of this Agreement or any other written agreement between you and Reservoir, which includes, without limitation, the failure to make any payment or award owed to you hereunder; or; (vii) the failure of a successor to Reservoir to assume Reservoir's obligations under this Agreement; provided, however, that none of the events described in the foregoing clauses shall constitute Good Reason unless you have notified Reservoir in writing describing the events that constitute Good Reason within ninety (90) calendar days following the first occurrence of such events, and then only if Reservoir fails to cure such events within thirty (30) calendar days after Reservoir’s receipt of such written notice, and you shall have terminated your employment with Reservoir within sixty (60) calendar days following the expiration of such cure period.

200 VARICK STREET FL 8 NEW YORK, NY 10014 (P) 212.675.0541	WWW.RESERVOIR-MEDIA.COM

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“Disability” shall mean any condition that prevents you from performing the essential functions of your position (even with a reasonable accommodation if and as required by law) for a continuous period of more than 180 days within a 365-day period (as determined by a physician selected by you and reasonably acceptable to Reservoir). If you have incurred a Disability, Reservoir may give you written notice of its intention to terminate your employment, and in such event, your employment with Reservoir shall terminate effective on the later of the thirtieth (30th) calendar day after receipt of such notice by you and the date specified in such notice; provided that within the thirty (30) calendar day period following receipt of such notice, you shall not have returned to full-time performance of your duties hereunder.

Accrued Obligations

Upon your termination of employment for any reason you shall be entitled to receive (i) any amount of your Base Salary earned through the date of termination but not theretofore paid; (ii) any amount arising from your participation in, or benefits under, any employee benefit plans, programs or arrangements (other than Severance plans, programs or arrangements), which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, programs or arrangements, including where applicable, any death and Disability benefits; (iii) any unpaid accrued vacation or sick day pay; and (iv) any accrued, but unpaid, business expenses eligible for reimbursement. Such payments shall be made as soon as reasonably practicable following your termination of employment.

Severance

If, during the Term, Reservoir terminates your employment without Cause, or if you resign for Good Reason, in addition to the Accrued Obligations set forth above, you shall be eligible to receive a lump sum payment equal to: the sum of your Base Salary at the rate in effect at the time of your termination, Performance Bonus, and Annual Equity Award (if any) as if you continued to remain employed for the balance of the Term, or if greater, two (2) times the sum of your Base Salary, Performance Bonus, and Annual Equity Award. In addition, for the twelve (12) month period after termination of your employment, Reservoir shall continue to pay the employer portion of your medical premiums pursuant to COBRA, subject to your timely election of COBRA coverage and your payment of the employee portion of your medical premiums. You will also receive a pro-rata Annual Equity Award for the year of termination (with such amount based on the number of days you were employed during the year divided by 365, based on Annual Equity Award for the entire year), and such pro rata Annual Equity Award shall be awarded/paid out at the same time bonuses are paid out to similarly situated active employees (and any equity granted pursuant to the pro rata Annual Equity Award shall be fully vested). In addition, you will be paid any unpaid cash portion of the prior year’s Performance Bonus, Annual Equity Award, which if not yet vested shall become vested upon such termination. You shall also remain eligible for the Performance Bonus set forth above for the fiscal year of your termination, which shall be payable as provided above. The foregoing Base Salary, COBRA payments, pro-rata Annual Equity Award, accelerated vesting of any equity outstanding pursuant to a prior year Annual Equity Award shall collectively constitute your severance benefit (“Severance”) and shall be subject to all applicable taxes and withholdings.

200 VARICK STREET FL 8 NEW YORK, NY 10014 (P) 212.675.0541	WWW.RESERVOIR-MEDIA.COM

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Payment of Severance is subject to and conditioned upon your execution and non-revocation of a mutual general release of claims in a form provided to you by Reservoir which shall not include any broader restrictive conditions than those provided in this Agreement or any duty of mitigation or offset (and the expiration of any applicable release revocation period) on or prior to the sixtieth (60th) calendar day following the date of your termination of employment. Except as set forth above, payment of Severance shall be made on the first payroll date following the effective date of such release of claims.

You agree that payment of Severance shall cease in the event of any material breach by you of any post-employment obligations in this Agreement or those contained in any other agreement between you and Reservoir. Further, Reservoir shall be entitled to withhold from any amounts payable under this Agreement any federal, state, local and foreign withholding and other taxes and charges that Reservoir is required to withhold. Reservoir shall be entitled to rely on an opinion of counsel if any questions as to the amount or requirement of withholding shall arise. In the event of your death following a termination of your employment, all unpaid amounts otherwise due to you (including Severance) shall be paid to your estate.

Non-Competition and Non-Interference

You shall not, at any time while employed by Reservoir and during the six (6) month period (the “Restricted Period”) following your termination of employment (in each case other than in the performance of your duties or in the furtherance of Reservoir’s business):

200 VARICK STREET FL 8 NEW YORK, NY 10014 (P) 212.675.0541	WWW.RESERVOIR-MEDIA.COM

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(i)                  directly or indirectly engage in, provide services to, have any equity interest in, or manage or operate any person, firm, corporation, partnership, business or entity (a “Business”) (whether as director, officer, employee, agent, partner, consultant, or otherwise) that engages in any business or activity in any geographic location in which Reservoir engages in business or activity, whether through selling, distributing, manufacturing, marketing, purchasing, or otherwise, if such business or activity, competes with any of the material businesses of Reservoir (a “Competing Business”) if performing the duties and responsibilities of such engagement or association could result in you (1) intentionally or unintentionally using, disclosing or relying on Confidential Information (as defined below) to which you had access by virtue of your job duties or other responsibilities with Reservoir or (2) exploiting customer goodwill cultivated in the course of your employment with Reservoir. Notwithstanding the foregoing (A) you shall be permitted to acquire a passive stock or equity interest in such a Competing Business, provided that the stock or other equity interest acquired is not more than five percent (5%) of the outstanding interest in such Business and you do not actively participate in the activities of such Business and (B) you may provide services to a Business that is engaged in a Competing Business and in one or more businesses other than a Competing Business, but only to the extent that (1) you do not provide services, directly or indirectly, to the segment of such Business that is engaged in the Competing Business, and (2) such segment represents less than ten percent (10%) of the annual revenues of such Business;

(ii)                directly solicit, on your own behalf or on behalf of any other person, the services of, or hire or engage, any individual who is an employee, independent contractor or director of Reservoir, or solicit any of Reservoir’s then-current employees, independent contractors or directors to terminate services with Reservoir; provided that the placement of general advertisements in newspapers, magazines or electronic media shall not constitute a breach of this Agreement.

Non-Disparagement

You and Reservoir both agree that during the Restrictive Period, neither of you will disparage or make any statement which might adversely affect the other, or the reputation of Reservoir’s current or former officers, employees, agents, and directors. For the purpose of this paragraph, disparagement shall include, without limitation, any statement accusing the aforesaid individuals or entities of acting in violation of any law or governmental regulation or of condoning any such action, or otherwise acting in an unprofessional, dishonest, disreputable, improper, incompetent or negligent manner.

Confidentiality

During the course of your employment, you will acquire “Confidential Information” relating to the business and affairs of Reservoir and its affiliates. It is a condition of your employment that you maintain all Confidential Information in the strictest confidence and agree not to disclose it to any third party, other than to your legal and financial advisors on a need-to-know basis, both during your employment and after the termination of your employment. You understand that “Confidential Information” means any of Reservoir’s proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, services, customer lists and customers, markets, software, developments, inventions, processes, formulas, technology, engineering, marketing, finances, business plans, or other business information. In the event that you are required by law to disclose any Confidential Information, you will give Reservoir prompt advance written notice thereof and will provide Reservoir with reasonable assistance in obtaining an order to protect the Confidential Information from public disclosure.

Disclaimer

Notwithstanding anything to the contrary in this Agreement, nothing herein shall prevent you from disclosing Confidential Information or other information relating to Reservoir in confidence to a federal, state or local government official, directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law. Further, you are permitted to disclose Confidential Information in a complaint or other document filed in a lawsuit or other proceeding if such filing is made under seal. Nothing in this Agreement is intended to limit your right to communicate with government agencies, or participate in investigations conducted by them, including by providing documents or other information in connection with such investigations or other proceedings without notice to Reservoir. If you are served with a subpoena, summons or other legal process which may require you to divulge Confidential Information, unless contrary to law, you must notify Reservoir so that it may timely object if it deems appropriate. Nothing herein is intended or shall be construed to preclude you or Reservoir from providing truthful information about your employment to any government agency or in any sworn testimony.

200 VARICK STREET FL 8 NEW YORK, NY 10014 (P) 212.675.0541	WWW.RESERVOIR-MEDIA.COM

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Section 409A

The Parties hereto acknowledge and agree that, to the extent applicable, this Agreement shall be interpreted in accordance with, and incorporate the terms and conditions required by, Section 409A of the Code and the Department of Treasury Regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date (“Section 409A”). All amounts payable hereunder are intended to comply with or be exempt from the application of Section 409A and all provisions of this Agreement shall be interpreted accordingly. Neither Party individually or in combination shall accelerate, offset or assign any amount subject to Section 409A, except in compliance therewith, and no amount shall be paid prior to the earliest date on which it is permitted to be paid under Section 409A.

Notwithstanding any provision of this Agreement to the contrary, in the event that Reservoir determines that any amounts payable hereunder but deferred will be taxable currently to you under Section 409A(a)(1)(A) of the Code and related Department of Treasury guidance, you and Reservoir shall cooperate in good faith to (i) adopt such amendments to this Agreement and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Parties shall mutually determine to be necessary or appropriate to preserve the intended tax treatment of the benefits provided by this Agreement, to preserve the economic benefits of this Agreement, and to avoid less-favorable accounting or tax consequences for Reservoir, and/or (ii) take such other actions as are mutually determined to be necessary or appropriate to exempt the amounts payable hereunder from Section 409A or to comply with the requirements of Section 409A and thereby avoid the application of penalty taxes thereunder; provided, however, that this Section does not create an obligation on the part of Reservoir to modify this Agreement and does not guarantee that the amounts payable hereunder will not be subject to interest or penalties under Section 409A, and in no event whatsoever shall Reservoir or any of its Affiliates be liable for any additional tax, interest or penalties that may be imposed on you as a result of Section 409A or any damages for failing to comply with Section 409A.

Notwithstanding any provision to the contrary in this Agreement: (i) no Severance shall be payable pursuant to this Agreement unless the termination of your employment constitutes a “separation from service” within the meaning of Section 1.409A-1(h) of the Department of Treasury Regulations; (ii) if you are deemed at the time of your separation from service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent that delayed commencement of any portion of the termination benefits to which you are entitled under this Agreement (after taking into account all exclusions applicable to such termination benefits under Section 409A), including, without limitation, any portion of the additional compensation awarded under this Agreement, is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of your Severance shall not be provided to you prior to the earlier of (A) the expiration of the six-month period measured from the date of your “separation from service” with Reservoir (as such term is defined in the Department of Treasury Regulations issued under Section 409A) and (B) the date of your death; provided that upon the earlier of such dates, all payments deferred pursuant to this paragraph shall be paid to you in a lump sum, and any remaining payments due under this Agreement shall be paid as otherwise provided herein; (iii) the determination of whether you are a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code as of the time of your separation from service shall be made by Reservoir in accordance with the terms of Section 409A and applicable guidance thereunder (including, without limitation, Section 1.409A-1(i) of the Department of Treasury Regulations and any successor provision thereto); (iv) for purposes of Section 409A, your right to receive installment payments pursuant to the Severance provisions above shall be treated as a right to receive a series of separate and distinct payments; and (v) to the extent that any reimbursement of expenses or in-kind benefits constitutes “deferred compensation” under Section 409A, (A) such reimbursement or benefit shall be provided no later than December 31 of the year following the year in which the expense was incurred, (B) the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, (C) the amount of any in-kind benefits provided in one year shall not affect the amount of in-kind benefits provided in any other year, and (D) the right to any benefits or reimbursements or in-kind benefits may not be liquidated or exchanged for any other benefit.

200 VARICK STREET FL 8 NEW YORK, NY 10014 (P) 212.675.0541	WWW.RESERVOIR-MEDIA.COM

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Assignments

Reservoir may assign its rights and obligations under this Agreement to any successor to all or substantially all the assets of Reservoir, by merger or otherwise. You and Reservoir both acknowledge and agree that the Parties will execute any documents reasonably required to effectuate the foregoing. This Agreement shall be binding upon and inure to the benefit of Reservoir and you and their and your respective successors, assignees, personnel, legal representatives, executors, administrators, heirs, distributees, devisees and legatees, as applicable. In the event of your death following a termination of your employment, all unpaid amounts otherwise due to you (including Severance) shall be paid to your estate.

Entire Agreement

Except as provided in the “Annual Equity Award” section of this Agreement, this Agreement forms the complete and exclusive statement of your agreement with Reservoir concerning the subject matter hereof. Your compensation structure will change with this new Agreement. This Agreement supersedes any other representations or agreements, whether oral or written, and cannot be modified except in a writing signed by you and Reservoir. By signing this Agreement, you represent and warrant that you have not relied on any warranty, representation, assurance or promise of any kind whatsoever other than as are expressly set forth in this letter. This Agreement and the terms of your employment are to be governed by the laws of the State of New York. If any provision contained in this Agreement shall, for any reason, be held to be invalid or unenforceable in any respect, such invalidity or unenforceability shall not affect the other provisions of this Agreement.

Yours truly,

RESERVOIR MEDIA MANAGEMENT, INC.

/s/ Golnar Khosrowshahi

Golnar Khosrowshahi

Chief Executive Officer

Accepted and Agreed To:

/s/ Golnar Khosrowshahi

Golnar Khosrowshahi

DATED: March 5, 2026

200 VARICK STREET FL 8 NEW YORK, NY 10014 (P) 212.675.0541	WWW.RESERVOIR-MEDIA.COM

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Exhibit A

1.	Persis Holdings, Ltd, and any of its subsidiaries and affiliates
2.	Wesbild Inc. and any of its subsidiaries and affiliates
3.	NMPA (National Music Publishers Association) (currently a director)
4.	New York Philharmonic (currently a director)

200 VARICK STREET FL 8 NEW YORK, NY 10014 (P) 212.675.0541	WWW.RESERVOIR-MEDIA.COM

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